EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135402 on Form S-8 of First Federal Bancshares of Arkansas, Inc. of our report dated June 28, 2012, with respect to the financial statements and supplemental schedule of the First Federal Bancshares of Arkansas, Inc. Employees’ Savings & Profit Sharing Plan as of and for the years ended December 31, 2011 and 2010, which are included in this annual report on Form 11-K.

/s/ Frost, PLLC

Little Rock, Arkansas
June 28, 2012